Exhibit 99.1

Monroe Capital Corporation Announces Strong First Quarter Financial Results

CHICAGO, IL, May 11, 2015 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the first quarter ended March 31, 2015.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

First Quarter 2015 Financial Highlights

•	Net investment income of $4.2 million, or $0.44 per share
•	Adjusted Net Investment Income (a non-GAAP measure described below) of $4.2 million, or $0.44 per share
•	Net increase in net assets resulting from operations of $3.9 million, or $0.41 per share
•	Net asset value (“NAV”) of $135.9 million, or $14.11 per share
•	Paid quarterly dividend of $0.35 per share on March 31, 2015

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another strong quarter of performance for the first quarter of 2015, with adjusted net investment income per share of $0.44 per share comfortably covering our dividend of $0.35 per share. We are also excited that we were able to complete a public offering of approximately 2.5 million shares on April 20, 2015 generating gross proceeds of $36.4 million. In an environment when many other BDCs are trading below book value and not generating enough income to cover their dividends, we are pleased to be able to raise this capital at an accretive price to our per share NAV and generate value for our shareholders. We expect to invest this capital over the next quarters in order to support the continued growth of the portfolio.”

Growth of the Investment Portfolio

The following charts depict the growth of the Company’s investment portfolio since the pricing of its initial public offering on October 24, 2012:

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Selected Financial Highlights

(in thousands, except per share data)

	March 31, 2015	December 31, 2014
Consolidated Statements of Assets and Liabilities data:	(unaudited)	(audited)
Investments, at fair value	$252,647	$233,535
Total assets	$265,910	$243,585
Net asset value	$135,927	$133,738
Net asset value per share	$14.11	$14.05

	For the quarter ended
	March 31, 2015	December 31, 2014
Consoldiated Statements of Operations data:	(unaudited)
Net investment income	$4,167	$4,621
Adjusted net investment income (1)	$4,167	$4,560
Net gain (loss) on investments and secured borrowings	$(291)	$(419)
Net increase in net assets resulting from operations	$3,876	$4,202

Per share data:
Net investment income	$0.44	$0.49
Adjusted net investment income (1)	$0.44	$0.48
Net gain (loss) on investments and secured borrowings	$(0.03)	$(0.04)
Net increase in net assets resulting from operations	$0.41	$0.44

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income.

Portfolio Review

The Company had debt and equity investments in 42 portfolio companies, with a total fair value of $252.7 million, as of March 31, 2015 as compared to debt and equity investments in 40 portfolio companies, with a total fair value of $233.5 million, as of December 31, 2014. The Company’s portfolio consists primarily of first lien loans, representing 94.1% of the portfolio as of March 31, 2015 and 94.6% of the portfolio as of December 31, 2014. As of March 31, 2015, the weighted average contractual yield on the Company’s investments was 11.1% and the effective yield was 11.6% as compared to the weighted average contractual yield of 11.0% and effective yield of 11.6% as of December 31, 2014.

Financial Review

Net investment income for the quarter ended March 31, 2015 totaled $4.2 million, or $0.44 per share, compared to from $4.6 million, or $0.49 per share, for the quarter ended December 31, 2014. Adjusted net investment income was $4.2 million, or $0.44 per share, for the quarter ended March 31, 2015, compared to $4.6 million, or $0.48 per share, for the quarter ended December 31, 2014. The decrease in adjusted net investment income per share was primarily attributable to a decrease in interest income. The Company’s interest income (including cash interest and payment-in-kind interest) decreased by $0.04 during the first quarter, driven primarily by the fourth quarter receipt of default interest for a loan which was fully repaid during the quarter. Additionally, other interest income (including prepayment and amendment fees, paydown gains (losses) and accretion and amortization of discounts and premiums) decreased by $0.03 during the first quarter.

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Net gain (loss) on investments and secured borrowings was ($0.3) million for the quarter ended March 31, 2015, compared to ($0.4) million of net gain (loss) on investments and secured borrowings for the quarter ended December 31, 2014. This reported loss is primarily the result of net unrealized mark-to-market losses on investments in the portfolio.

Net increase in net assets resulting from operations was $3.9 million, or $0.41 per share, for the quarter ended March 31, 2015, compared to $4.2 million of net increase in net assets resulting from operations, or $0.44 per share, for the quarter ended December 31, 2014. This decrease is primarily the result of the decrease in net investment income during the first quarter of 2015. The Company’s NAV increased to $14.11 per share at March 31, 2015 from $14.05 per share at December 31, 2014.

Liquidity and Capital Resources

At March 31, 2015, the Company had $8.6 million in cash, $87.7 million of total debt outstanding on its revolving credit facility and $34.8 million in outstanding Small Business Administration (“SBA”) debentures. As of March 31, 2015, the Company had $22.3 million available for additional borrowings on its revolving credit facility and $5.2 million in available SBA-guaranteed debentures.

On April 20, 2015, the Company closed a public offering of 2,450,000 shares of its common stock at a public offering price of $14.85 per share, raising approximately $36.4 million in gross proceeds. The Company also granted the underwriters a 30-day option to purchase up to an additional 367,500 shares of common stock to cover over-allotments, if any.

SBIC Subsidiary

As of March 31, 2015, the Company’s wholly-owned subsidiary, Monroe Capital Corporation SBIC, LP (“MRCC SBIC”), had $20.0 million in regulatory capital and leveragable capital and cash and investments at fair value of $4.8 million and $52.0 million, respectively. Additionally, MRCC SBIC had $34.8 million in SBA-guaranteed debentures outstanding.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

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The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	March 31, 2015		December 31, 2014
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$4,167	$0.44	$4,621	$0.49
Net capital gains incentive fee	-	-	(61)	(0.01)
Adjusted net investment income	$4,167	$0.44	$4,560	$0.48

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

First Quarter 2015 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Tuesday, May 12, 2015 at 12:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 32547035.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended March 31, 2015 to be filed with the Securities and Exchange Commission (www.sec.gov) on May 11, 2015.

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MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	March 31, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$215,681	$210,318
Non-controlled affiliate company investments	30,289	16,596
Controlled affiliate company investments	6,677	6,621
Total investments, at fair value (amortized cost of: $253,539 and $234,098, respectively)	252,647	233,535
Cash	8,641	5,737
Interest receivable	1,107	952
Deferred financing costs, net	2,669	2,479
Other assets	846	882
Total assets	265,910	243,585

LIABILITIES
Revolving credit facility	87,700	82,300
SBA debentures payable	34,800	20,000
Secured borrowings, at fair value (proceeds of: $3,985 and $4,134, respectively)	3,819	4,008
Interest payable	116	244
Management fees payable	1,068	1,050
Incentive fees payable	1,042	1,140
Accounts payable and accrued expenses	1,438	1,105
Total liabilities	129,983	109,847
Net assets	$135,927	$133,738

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 9,632 and 9,518
shares issued and outstanding, respectively	$10	$10
Capital in excess of par value	136,487	134,803
Undistribued net investment income (accumulated distributions in excess of net investment income)	157	(639)
Accumulated net realized gain (loss) on investments	-	-
Accumulated net unrealized appreciation (depreciation) on investments and secured borrowings	(727)	(436)
Total net assets	$135,927	$133,738
Net asset value per share	$14.11	$14.05

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MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	March 31, 2015	December 31, 2014
	(unaudited)
Investment income:
Interest income:
Non-controlled/non-affiliate company investments	$7,341	$8,017
Non-controlled affiliate company investments	490	455
Controlled affiliate company investments	250	211
Total investment income	8,081	8,683

Operating expenses:
Interest and other debt financing expenses	1,103	1,160
Base management fees	1,068	1,050
Incentive fees	1,042	1,079
Professional fees	238	283
Administrative service fees	271	208
General and administrative expenses	192	282
Total expenses	3,914	4,062
Net investment income	4,167	4,621

Net gain (loss) on investments and secured borrowings:
Net realized gain (loss) on investments:
Non-controlled/non-affiliate company investments	-	-
Net realized gain (loss) on investments	-	-

Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliate company investments	(628)	(790)
Non-controlled affiliate company investments	283	226
Controlled affiliate company investments	15	237
Net change in unrealized appreciation (depreciation) on investments	(330)	(327)

Net change in unrealized (appreciation) depreciation on secured borrowings	39	(92)

Net gain (loss) on investments and secured borrowings	(291)	(419)

Net increase (decrease) in net assets resulting from operations	$3,876	$4,202

Per common share data:
Net investment income per share - basic and diluted	$0.44	$0.49
Net increase in net assets resulting from operations per share - basic and diluted	$0.41	$0.44
Weighted average common shares outstanding - basic and diluted	9,562	9,518

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ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Global M&A Network as the 2013 and 2014 Small Mid Market Lender of the Year, Private Debt Investor as the 2013 Unitranche Lender of the Year and the 2014 Senior Lender of the Year and the U.S. Small Business Administration as the 2015 Small Business Investment Company of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck

Chief Investment Officer and Chief Financial Officer

Monroe Capital Corporation

(312) 523-2363

Email: apeck@monroecap.com

Media Contact:	Douglas Allen

BackBay Communications

(646) 722-4270

Email: doug.allen@backbaycommunications.com

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